EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Spirit Finance Corporation’s Registration Statement No. 333-130829 on Form S-3 of our report dated May 1, 2007, related to the consolidated financial statements of Specialty Retail Shops Holding Corp. (formerly known as SKO Group Holding Corp.) and subsidiaries as of February 3, 2007 and January 28, 2006 and for the Fifty-three Weeks Ended February 3, 2007 (Successor), for the Four Weeks Ended January 28, 2006 (Successor), the Forty-eight Weeks Ended December 31, 2005 (Predecessor) and the Fifty-two Weeks Ended January 29, 2005 (Predecessor), appearing in this Annual Report on Form 10-K/A of Spirit Finance Corporation.

/s/ Deloitte & Touche LLP

Milwaukee, WI
May 1, 2007